Exhibit 99.1

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

September 29, 2012

The Board of Directors

Realty Income Corporation

600 La Terraza Blvd.

Escondido, CA 92025

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated September 5, 2012, to the Board of Directors of Realty Income Corporation (“Realty Income”) as Annex D to, and to the reference thereto under the headings “SUMMARY—Opinions of Financial Advisors” and “THE MERGER—Opinions of Realty Income’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed merger involving Realty Income and American Realty Capital Trust Inc. (“ARCT”), which joint proxy statement/prospectus forms a part of Realty Income/ARCT’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Inc.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED